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                                                                 EXHIBIT - 10.65

                                 SIXTH AMENDMENT

         THIS SIXTH AMENDMENT (the "AMENDMENT") is made and entered into as of the 18th day of November, 2003 ("EFFECTIVE DATE"), by and between CA-THE CONCOURSE LIMITED PARTNERSHIP, A DELAWARE LIMITED PARTNERSHIP ("Landlord"), and BROCADE COMMUNICATIONS SYSTEMS, INC., A DELAWARE CORPORATION ("TENANT").

                                    RECITALS

A. Landlord (as successor by conversion to EOP-The Concourse, L.L.C., a Delaware limited liability company, the successor in interest to Spieker Properties, L.P., a California limited partnership) and Tenant are parties to that certain lease dated December 17, 1999 (the "ORIGINAL LEASE"), which lease has been previously amended by instruments dated February 16, 2000 (the "FIRST AMENDMENT"), August 11, 2000 (the "SECOND AMENDMENT"), November 30, 2000 (the "THIRD AMENDMENT"), November ___ 2003 (the "FOURTH Amendment") and November ___, 2003 (the "FIFTH AMENDMENT") (which shall be collectively referred to herein as the "LEASE"). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 271,387 rentable square feet (the "PREMISES") comprised of all of the rentable area (approximately 210,667 rentable square feet) in the building commonly known as The Concourse VI located at 1745 Technology Drive, San Jose, California ("BUILDING VI"), and approximately 60,710 rentable square feet described as Suite Nos. 250, 260, 300 and 500 on the 2nd, 3rd and 5th floors of the building commonly known as The Concourse V located at 1741 Technology Drive, San Jose, California ("BUILDING V") in the project commonly known as The Concourse.

B. EOP - Skyport I, L.L.C., a Delaware limited liability company (as successor in interest to MV Golden State San Jose, LLC, a Delaware limited liability company), an affiliate of Landlord ("SKYPORT LANDLORD"), and Tenant are also parties to that certain lease dated December 1, 2000 (as subsequently amended, the "SKYPORT LEASE"). Pursuant to the Skyport Lease, Tenant currently leases approximately 193,977 rentable square feet in the building commonly known as Skyport Tower III, and located at 1600 Technology Drive (the "SKYPORT PROPERTY").

C. Skyport Landlord and Tenant have entered into that certain Real Estate Sale and Lease Termination Agreement [1600 Technology Drive, San Jose, California] dated as of November 18, 2003 ("SKYPORT SALE AGREEMENT"), pursuant to which the Skyport Landlord has, concurrent with the date of this Amendment, sold the Skyport Property to Brocade Communications Systems Skyport LLC, a Delaware limited liability company ("Purchaser"), as assignee of certain of Tenant's rights under the Skyport Sale Agreement, on the terms and conditions of the Skyport Sale Agreement, which terms and conditions include the execution of this Amendment concurrent with the close of escrow on the sale of the Skyport Property.

D. Tenant and Landlord mutually desire that the Lease be amended on and subject to the following terms and conditions.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree that, from the Effective Date and until the

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earlier of (a) that date that is (5) five years after the Effective Date or (b)
that date, if any, upon which Tenant records a grant deed in favor of Skyport Landlord (or Skyport Landlord's successor in interest) for the Skyport Property, pursuant to Skyport Landlord's exercise of that certain Right of First Offer Agreement entered into by and between Purchaser and Skyport Landlord concurrent with the date of this Amendment , or (c) the date upon which Tenant pays a Transfer Fee (as defined below) to Landlord under this Amendment (the "AMENDMENT TERM"), the Lease shall be amended to provide as follows:

         1. LIMITATION ON DISCRETIONARY TRANSFERS AFFECTING THE PREMISES LOCATED IN BUILDING VI. Notwithstanding anything to the contrary contained in Section 21 of the Original Lease, the following shall apply:

                  a) Tenant acknowledges and agrees that Tenant may not, under any circumstance, sublease, license, assign or pledge to a third party (each a "DISCRETIONARY TRANSFER" and, collectively, the "DISCRETIONARY TRANSFERS"), space in Building VI that exceeds a maximum of twenty six thousand two hundred sixty eight (26,268) usable square feet in the aggregate across all of the Building VI over any period of time (the "MAXIMUM TRANSFER SPACE"). Tenant shall provide Landlord with Tenant's determination of the amount of usable square footage in any space subject to a Discretionary Transfer, which determination shall be subject to Landlord's approval, including approval of the architect and methods of measurement, in its reasonable discretion. Any improvements required to be made to the Premises in connection with a Discretionary Transfer shall be Alterations subject to Landlord's prior written approval to the extent required by, and on the terms and conditions of, the Lease and any reasonable requirement imposed by Landlord related to the conversion of a single tenant space to multi tenant use. All the approval and consent provisions of Section 21 of the Lease shall continue to apply with regard to any Discretionary Transfer, subject to the additional limitation of the Maximum Transfer Space and provided that Landlord may withhold its consent to any Discretionary Transfer in its sole and absolute discretion, if such Discretionary Transfer will cause Tenant to exceed, in the aggregate, the Maximum Transfer Space and Tenant has not paid, or agreed to pay upon the effective date of such Discretionary Transfer, the Transfer Fee. Regardless of whether or not Landlord has given its consent to or implicitly or expressly approves a Discretionary Transfer, the square footage of space affected by such a Discretionary Transfer shall count against the Maximum Transfer Space and could result in payment of the Transfer Fee if the total space affected by Discretionary Transfers at any particular point in time during the Amendment Term exceeds the Maximum Transfer Space.

                  b) Tenant further acknowledges and agrees that, as part of the consent process for any Discretionary Transfer, Landlord may continue to exercise the termination right set forth in Section 21.A.(1)(i) of the Original Lease, and, if Landlord exercises such termination right (a "DISCRETIONARY TERMINATION"), any space so terminated by Landlord shall not constitute a Discretionary Transfer and shall not be counted as

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                           part of the Maximum Transfer Space.

                  c) Landlord shall calculate and maintain a running tally of the square footage of the Premises in Building VI affected by Discretionary Transfers and shall, within five (5) business days after Landlord's receipt of Tenant's written request for same, provide a written statement to Tenant of the total square footage applied, as of the date of the statement, to the Maximum Transfer Space. Landlord and Tenant acknowledge and agree that space shall only be included in the Maximum Transfer Space calculation for the period of time that such space is subject to a Discretionary Transfer.

                  d) Landlord and Tenant agree that it is their mutual intent that all space subject to Discretionary Transfers, regardless of when such Discretionary Transfer has occurred or occurs prior to the end of the Amendment Term (including, without limitation, Discretionary Transfers occurring prior to the Effective Date or affecting space in Building VI that is or was a part of the Original Premises), shall be included in the calculation of space allocated to the Maximum Transfer Space. Permitted Transfers shall continue to be permitted without Landlord's consent to the extent provided in the Lease, and shall not be included in the calculation of space allocated to the Maximum Transfer Space. Tenant hereby represents and warrants to Landlord that, as of the Effective Date, none of the Premises are or have been a part of a Discretionary Transfer, such that Tenant has the benefit of the full Maximum Transfer Space to use in Discretionary Transfers going forward.

                  e) Landlord and Tenant acknowledge that Landlord is in the business of leasing office space in the same market area of the Skyport Property and the Skyport Landlord would not enter into the Skyport Sale Agreement if such sale would result in increased vacancy at Building VI or a diminution of the benefit of its bargain under the Lease without receipt by Landlord of the Transfer Fee. As such, Landlord and Tenant agree that if Tenant exceeds the Maximum Transfer Space at any time during the term of the Lease, then Tenant shall pay Landlord, within ten
                           (10) days of Landlord's delivery to Tenant of written notice of the occurrence of such event, a one-time fee equal to One Million Nine Hundred Thousand Dollars ($1,900,000), which shall be payable by wire transfer of cash or a cashier's check as requested by Landlord (the "TRANSFER FEE"). Upon payment (if any) of the Transfer Fee, this Amendment shall terminate and be of no further force and effect. Any failure of Brocade to pay the Transfer Fee as provided herein, without further notice or demand by Landlord, shall constitute a breach of this Agreement and shall be deemed an event of default under the Lease on the part of Tenant.

                  f) At the earlier of the expiration of the Amendment Term and the payment of the Transfer Fee, this Amendment shall be of no further force or effect and the provisions of Section 21 as set forth in the Lease shall be deemed reinstated without modification or effect by this Amendment for the remaining Term of the Lease.

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         2.       MISCELLANEOUS.

                  a) This Amendment and the following exhibits and attachments attached hereto, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. In no event shall this Amendment be construed as giving Tenant any new entitlement to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

                  b) Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

                  c) In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

                  d) Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

                  e) The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

                  f) Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment. Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the "Landlord Related Parties") harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment. Landlord agrees to indemnify and hold Tenant, its members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the "Tenant Related Parties") harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

                  g) Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

                  h) This Amendment may be executed in any number of identical

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                           counterparts, any or all of which may contain the
                           signatures of less than all of the parties, and all of which shall be construed together as but a single instrument.

         IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

                                    LANDLORD:

                                    CA-THE CONCOURSE LIMITED PARTNERSHIP, A
                                    DELAWARE LIMITED PARTNERSHIP

                                    By:  EOM GP, L.L.C., a Delaware limited
                                         liability company, its general partner

                                         By: Equity Office Management, L.L.C., a
                                             Delaware limited liability company,
                                             its non-member manager

                                             By:    /s/ John W. Petersen
                                                    ---------------------------
                                             Name:  John W. Petersen
                                             Title: Regional Senior Vice
                                                    President

                                    TENANT:

                                    BROCADE COMMUNICATIONS SYSTEMS, INC., A
                                    DELAWARE CORPORATION

                                    By:    /s/ Antonio Canova
                                           -------------------------------------
                                    Name:  Antonio Canova
                                    Title: CFO

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